Exhibit 10.1

PATENT PURCHASE AND ASSIGNMENT AGREEMENT

BY AND AMONG

CEN BIOTECH INC.

AND

EMERGENCE GLOBAL ENTERPRISES INC.

i

Exhibit A          Patent Assignment Agreement

ii

PATENT PURCHASE AND ASSIGNMENT AGREEMENT

DATED AS OF MAY 24, 2022

This Patent Purchase and Assignment Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) CEN Biotech Inc., a corporation incorporated pursuant to the laws of Ontario, Canada (“Seller”), and (ii) Emergence Global Enterprises Inc., a corporation incorporated pursuant to the laws of British Columbia, Canada (the “Buyer”). Each of the Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, Seller is the owner of the entire right, title, and interest of a certain invention entitled “LIGHT EMITTING DIODE DRIVER CIRCUIT” for which a patent application has been filed with the United States Patent and Trademark Office on June 17, 2011 and granted on May 13, 2014, which was originally filed by Tesla Digital Inc. but which has subsequently been acquired by Seller; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Patent (as defined below) upon the terms and subject to the conditions set forth in this Agreement; and

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I. DEFINITIONS AND INTERPRETATION

Section 1.01         Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)

“Applicable Canadian Securities Laws” means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders, and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Closing Date.

(d)

“Benefit Plan” means, as to any Person, each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other plan, policy, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) providing for pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and/or fringe benefits or payments, in each case, maintained, contributed to, or required to be contributed to, by the applicable Person or any of its Affiliates and which covers any current or former employee, director, officer or independent contractor of the applicable Person or any of its Affiliates (or any of their respective dependents) or under which the applicable Person or any of its Affiliates has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under the United States Internal Revenue Code Section 414 with any other person).

(e)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Ontario, Canada are authorized or required by law or executive order to close.

(f)	“Buyer Organizational Documents” means the articles of incorporation and other organizational documents of Buyer as Buyer is required to have under any applicable Law.

(g)	“Buyer Regulatory Filings” means the filings and reports made by the Buyer with the OTC Markets or the Canadian Securities Exchange.

(h)	“CAD” means Canadian dollars.

(i)	“Common Shares” means the common shares of the Buyer.

(j)

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(k)

“Encumbrance” shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, preference, claim, prior claim, hypothec, assignment, restriction, imposition, pledge, easement, covenant, encroachment, warrant, lease, sublease, license, sublicense, title defect, right to possession, priority or other security agreement, option, warrant, attachment, right of first offer or refusal, transfer restriction, preemption right, conversion right, put right, call right, conditional sale, encumbrance, conditional sale or title retention arrangement, or any other interest in, restriction on transfer of or preferential arrangement with respect to property, securities or assets (or the income or profits therefrom) having substantially the same economic effect, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

(l)

“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(m)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)

“Governmental Authority” shall mean any federal, state, provincial and municipal government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self- regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(p)

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(q)	“Knowledge of Buyer” means the knowledge of any executive officer of Buyer, assuming reasonable inquiry.

(r)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(s)

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(t)

“Material Adverse Effect” shall mean any change, effect, circumstance, event or development, (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by Buyer in this Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations, or results of operations of the Buyer and its subsidiaries, taken as a whole, (b) the ability of the Buyer to timely consummate the Transactions or to perform its obligations under this Agreement and other Transaction Documents; or (c) the rights, preferences or value of the Shares.

(u)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Governmental Authority.

(v)

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(w)

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(x)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(y)	“Securities Act” means the Securities Act (British Columbia) [RSBC 1996] CHAPTER 418.

(z)	“Seller Organizational Documents” means the articles of incorporation and other organizational documents of Seller as Seller is required to have under any applicable Law.

(aa)

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(bb)

“Tax” shall mean (a) any and all federal, state, provincial, local and foreign taxes, including taxes based upon or measured by gross receipts, capital gain, windfall, income, profits, severance, property, production, sales, use, license, excise, franchise, employment, social security and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, alternative or add- on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including, for the avoidance of doubt, any liability arising from any Law relating to escheat or unclaimed property) or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or otherwise.

(cc)	“Termination Date” means July 31, 2022.

(dd)	“Transaction Documents” means this Agreement, the Patent Assignment Agreement and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(ee)	“Transactions” means the purchase and sale of the Patent and the other transactions as contemplated herein or in the other Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars”, “USD” and “$” mean United States Dollars, unless otherwise specified herein; (iv) references herein to a specific Section or Exhibit shall refer, respectively, to Sections or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II. The Transactions

Section 2.01	Patent Purchase and Sale.

(a)

On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Seller, who holds beneficial ownership of the Patent, shall sell, assign, transfer and deliver its entire right, title, and interest in and to the Patent, including all past, present, and future causes of actions and claims for damages derived by reason of patent infringement thereof for Buyer’s own use and for the use of its assigns, successors, and legal representatives, to the full end of the term of the Patent, to the Buyer, free and clear of all Liens. The “Patent” is the following patent owned by the Seller, and any and all rights of Seller therein: Registered U.S. Patent No. 8,723,425, Light Emitting Diode Driver Circuit, issued May 13, 2014, in and to the inventions therein set forth and any reissue, reexamination, renewal, divisional, or continuation thereof. To evidence the assignment of the Patent, the Seller shall execute a Patent Assignment Agreement for the Patent in the form set forth in Exhibit A to this Agreement (the “Patent Assignment Agreement”).

(b)

On the Closing Date, the Buyer will pay to the Seller’s agent's account, as designated by the Seller in writing to the Buyer prior to the Closing Date, the amount of seven million, four hundred and forty thousand Dollars ($7,440,000), which shall be payable through the issuance of 62,000,000 Common Shares of the Buyer (the “Shares”) at a deemed issue price of $0.12 per share. Such payment shall fully satisfy all payment obligations under this Agreement to the Seller. The Seller shall be fully responsible for, and the Buyer shall not be liable to the Seller or any other person or entity for any dispute regarding, allocation of payment made under this Agreement. The Buyer may record the executed assignments with the applicable patent offices only on or after the Closing Date and full payment to the Seller’s agent’s account, as set forth above, of the full amount set forth in this Section 2.01(b).

(c)

The Parties acknowledge and agree that Buyer will be responsible for, and does assume liability for, the ownership and operation of the Patent following the transfer of the Patent to the Buyer on the Closing Date.

Section 2.02	Transfer of Patent and Additional Rights.

(a)

Assignment of Patent. On the Closing Date, the Seller hereby sells, assigns, transfers, and conveys to the Buyer all right, title, and interest in and to the Patent. The Seller understands and acknowledges that if the Patent is assigned to the Seller’s affiliates or subsidiaries, the Seller may be required prior to the Closing Date to perform certain actions to establish that the Seller is the assignee and to record such assignments. Prior to the Closing Date, the Seller will deliver to the Buyer a transmitted Copy of the Patent Assignment Agreement. As of the Closing Date, the Seller will cause the Seller’s agent to promptly transmit evidence to the Buyer of the filing of a request for recordation with the U.S. Patent Office of the Patent Assignment Agreement in the form set forth in Exhibit A.

(b)	Assignment of Additional Rights. On the Closing Date, the Seller hereby also sells, assigns, transfers, and conveys to the Buyer all right, title, and interest in and to all

(i)	inventions, invention disclosures, and discoveries specifically disclosed in the Patent;

(ii)

rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to the Patent and the inventions, invention disclosures, and discoveries specifically disclosed therein;

(iii)

causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, the Patent and/or the rights described in this Section 2.02(b), including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current, and future infringement; and

(iv)	rights to collect royalties or other payments under or on account of the Patent and/or any of the foregoing.

(c)

Further Cooperation. At the reasonable request of the Buyer, the Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgement, and recordation of such other papers, and using commercially reasonable efforts to obtain the same from the inventor, as necessary or desirable for fully perfecting and conveying unto the Buyer the benefit of the Transactions contemplated hereby. To the extent any attorney- client privilege or the attorney work-produce doctrine applies to any portion of the Patent history files, the Seller will ensure that, if any such portion of the Patent history file remains under the Seller’s possession or control after the Closing Date, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) the Seller gave the Buyer prompt notice upon learning that any third party sought or intended to seek a court order requiring disclosure of any such portion of the Patent history file. In addition, the Seller will continue to prosecute, maintain, and defend the Patent at its sole expense until the Closing Date.

(d)

Payment of Fees. The Seller will pay any maintenance fees, annuities, and the like due or payable on the Patent until the Closing Date. For the avoidance of doubt, the Seller shall pay any maintenance fees for which the fee is payable (e.g. the fee payment window opens) on or prior to the Closing Date even if the surcharge date or final deadline for payment of such fee would be within one month after the Closing Date.

Section 2.03	Closing.

(a)

Unless this Agreement shall have been terminated in accordance with Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the third Business Day following the satisfaction, or waiver by the Party for whose benefic such condition exists, of the conditions to closing as set forth in Article V, or such other time as agreed to by the Parties in writing, each in their sole discretion, at the offices of the Company or by exchange of electronic documents or other method as agreed to by the Parties. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

(b)	At the Closing, the Seller shall deliver to the Buyer:

(i)	A certificate of an authorized executive officer of the Seller, dated as of the Closing Date, and:

(1)	certifying that the conditions set forth in Section 5.03(a) and Section 5.03(b) have been satisfied;

(2)

attaching copies of the resolutions or written consent of the Board of Directors of Seller approving this Agreement and the Transactions and confirming that such resolutions remain in full force and effect as of the Closing Date;

(3)

attaching a certificate of status issued by the appropriate regulatory authority of Ontario, Canada evidencing the existence and good standing of the Seller and dated as of a date within 5 days of the Closing Date;

(ii)

A copy of the Patent Assignment Agreement in the form as attached hereto as Exhibit A, duly executed by an authorized officer of the Seller, along with reasonable evidence that recordation of the Patent Assignment Agreement with the U.S. Patent and Trademark Office has been requested; and

(iii)

such other documents as Buyer or its counsel may reasonably request for the purpose of facilitating the consummation or performance of any of the Transactions, including any written approval that may be required to complete the Transactions from the Canadian Securities Exchange and the Securities and Exchange Commission and any forms required to be filed by Buyer with the Canadian Securities Exchange and any forms required to be filed by Seller with the Securities and Exchange Commission, provided that the Parties agree that the Form 8-K to be filed by the Seller with the Securities and Exchange Commission will be prepared following the Closing and therefore will not be delivered at the Closing.

(c)	At the Closing, the Buyer shall:

(i)	Deliver to the Seller a certificate of an authorized executive officer of the Buyer, dated as of the Closing Date, and:

(1)	certifying that the conditions set forth in Section 5.01(d) and Section 5.01(e) have been satisfied and providing reasonable evidence thereof;

(2)	certifying that the conditions set forth in Section 5.02(a) and Section 5.02(b) have been satisfied;

(3)	representing, warranting and certifying as to the accuracy and correctness of, and attaching, the updated schedule as referenced in Section 5.02(c);

(4)

attaching copies of the resolutions or written consent of the Board of Directors of Buyer approving this Agreement and the Transactions and confirming that such resolutions remain in full force and effect as of the Closing Date;

(5)

attaching a certificate of status issued by the appropriate regulatory authority of British Columbia, Canada evidencing the existence and good standing of the Buyer and dated as of a date within 5 days of the Closing Date;

(ii)	Record the Seller as the beneficial holder and record holder of the Shares in the books and records of the Buyer, and shall provide reasonable evidence thereof to the Seller; and

(iii)	Deliver to the Seller such other documents as Seller or its counsel may reasonably request for the purpose of facilitating the consummation or performance of any of the Transactions.

(d)

At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement or as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.04 Conveyance Taxes. The Buyer will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar taxes incurred as a result of the Transactions. The transaction is GST exempt.

ARTICLE III.         Representations and warranties of the seller

As an inducement to, and to obtain the reliance of the Buyer, the Seller represents and warrant to the Buyer as follows:

Section 3.01 Existence and Power. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of Ontario, Canada, and has the corporate company power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Seller Organizational Documents. Seller has taken all actions required by Law, the Seller Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 3.03 Valid Obligation. This Agreement and the other Transaction Documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by the Seller of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Seller Organizational Documents, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Seller could be subject.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 3.05 Approval of Agreement. The Board of Directors of Seller has authorized the execution and delivery of this Agreement and the other Transaction Documents by Seller and has approved this Agreement and the transactions contemplated hereby.

Section 3.06 Ownership of Patent. Seller is the record and beneficial owner of the Patent including, without limitation, all right, title, and interest to sue for infringement of the Patent, free and clear of all Liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Patent. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any Person to acquire the Patent. The Seller has obtained and properly recorded previously executed assignments for the Patent as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. Upon delivery and effectiveness of the Assignment Agreement and the Assignment of Patent Rights, the Buyer will acquire lawful, valid and marketable title to the Patent free and clear of all Liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, other than those imposed pursuant to the Transaction Documents or other applicable Laws. Other than pursuant to this Agreement, no Person has any rights to purchase or receive the Patent or any interests therein.

Section 3.07 Existing Licenses. No licenses under the Patent, or any interest or rights in the Patent, have been granted or retained by the Seller, any prior owners, or inventors.

Section 3.08 Restrictions on Rights. As of and following the Closing Date, the Buyer will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patent as a result of any prior transaction related to the Patent.

Section 3.09 Validity and Enforceability. The Patent has never been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and the Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patent may be invalid, unpatentable, or unenforceable. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for the Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the Patent to an entity that was not a “small entity”.

Section 3.10 Conduct. To the Seller’s knowledge formed after reasonable due diligence and investigation, the Seller or its agents or representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patent or hinder its enforcement, including, without limitation, misrepresenting the Seller’s patent rights to a standard- setting organization.

Section 3.11 Enforcement. The Seller has not put a third party on notice of actual or potential infringement of the Patent. The Seller has not invited any third party to enter into a license under the Patent and has not initiated any enforcement action with respect to the Patent.

Section 3.12 Patent Office Proceedings. The Patent has not been, nor is it currently involved, in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceeding is pending or threatened.

Section 3.13 Investment Representations.

(a)

Investment Purpose. Seller understands and agrees that the consummation of the Transactions including the delivery of the Shares to Seller as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable laws and that the Shares are being acquired by Seller for Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act.

(c)

Information. In addition to the information filed by the Buyer with any securities commission or similar regulatory authority which is available through the SEDAR website as of the date hereof, the Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Shares which have been requested by Seller or its advisors. Seller and its advisors, if any, have been afforded the opportunity to ask questions of Buyer. Seller understands that its investment in the Shares involves a significant degree of risk.

(d)

Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(e)

Transfer or Resale. Seller understands that (i) the sale or re-sale of the Shares has not been and is not being registered under the Securities Act or any applicable securities Laws, and, other than as specifically set forth herein, the Shares may not be transferred unless (a) the Shares are sold pursuant to an effective registration statement under the Securities Act, (b) Seller shall have delivered to Buyer, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by Buyer, (c)    the Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Seller who agrees to sell or otherwise transfer the Shares only in accordance with this Section 3.13 and who is an Accredited Investor, (d) the Shares are sold pursuant to Rule 144, or (e) the Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Seller shall have delivered to Buyer, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by Buyer; (ii) any sale of such Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither Buyer nor any other person is under any obligation to register such Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(f)

Legends. Seller understands that the Shares, until such time as the Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Shares.

(g)

Removal. The legend(s) referenced in Section 3.13(f) shall be removed and Buyer shall issue a certificate without such legend to the holder of any Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Shares may be made without registration under the Securities Act, which opinion shall be accepted by Buyer so that the sale or transfer is effected. Seller agrees to sell all Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 3.14         Restrictions on Resale. The Seller acknowledges and agrees as follows:

(a)

The issuance of the Shares pursuant to the Transactions contemplated herein shall be exempt from the prospectus and registration requirements of Applicable Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Applicable Canadian Securities Laws and shall be subject to resale restrictions under Applicable Canadian Securities Laws pursuant to section 2.6 of National Instrument 45- 102 Resale of Securities of the Canadian Securities Administrators.

(b)

The Canadian Securities Exchange, in addition to any restrictions on transfer imposed by Applicable Canadian Securities Laws, may require certain of the Shares to be held in escrow in accordance with National Policy 46-201 Escrow for Initial Public Offerings. The Buyer agrees to use commercially reasonable efforts to ensure that the minimum restrictions on transfer permitted by the Canadian Securities Exchange are imposed on the Shares and to provide the Seller with the opportunity to make submissions to the Canadian Securities Exchange in respect of same.

(c)	As a consequence of acquiring the Shares pursuant to the exemptions from the prospectus and registration requirements referred to in Section 3.14(a):

(i)	the Seller will be restricted from using certain of the civil remedies available under the Applicable Canadian Securities Laws;

(ii)

the Seller may not receive information that might otherwise be required to be provided to the Seller, and the Buyer is relieved from certain obligations that would otherwise apply under Applicable Canadian Securities Laws if the exemptions were not being relied upon by the Seller;

(iii)	no securities commission, stock exchange or similar regulatory authority in Canada has reviewed or passed on the merits of an investment in the Shares;

(iv)	an investment in the Shares is speculative and of high risk.

(d)

The certificates representing the Shares will bear such legends as required by Applicable Canadian Securities Laws and the policies of the Canadian Securities Exchange and it is the responsibility of the Seller to find out what those restrictions are and to comply with them before selling the Shares.

(e)

The Seller is knowledgeable of, or has been independently advised as to, the Applicable Canadian Securities Laws of that jurisdiction(s) which apply to the sale of the Shares and the issuance of the Shares and which may impose restrictions on the resale of such Shares in that jurisdiction(s) and it is the responsibility of the Seller to find out what those resale restrictions are, and to comply with them before selling the Shares.

Section 3.15 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Seller in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

ARTICLE IV.         Representations and Warranties of the Buyer

As an inducement to, and to obtain the reliance of the Seller, the Buyer represents and warrants to the Seller as follows:

Section 4.01 Existence and Power. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of British Columbia, Canada, and has the corporate company power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Buyer has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Buyer Organizational Documents. Buyer has taken all actions required by Law, the Buyer Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 4.03 Valid Obligation.

(a)

This Agreement and the other Transaction Documents executed by Buyer in connection herewith constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

(b)	Neither the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will:

(i)	contravene, violate or conflict with or result in the breach of or constitute a default under any of the Buyer Organizational Documents;

(ii)

to the Knowledge of the Buyer, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Buyer or any subsidiary of Buyer (each a “Buyer Subsidiary”), or any assets owned or used by the Buyer or any Buyer Subsidiary, could be subject;

(iii)

contravene, conflict with, violate, result in the loss of any benefit to which the Buyer is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Buyer or that otherwise relates to the business of, or any assets owned or used by, the Buyer;

(iv)	to the Knowledge of the Buyer, cause any assets owned or used by the or the Buyer to be reassessed or revalued by any Governmental Authority;

(v)

breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement (“Contract”) to which Buyer is a party; or

(vi)	result in the creation of any Encumbrance upon any of the properties or assets of the Buyer or any of Buyer Subsidiary.

Section 4.04 Board Actions. At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Buyer Organizational Documents, the Buyer Board (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Buyer and the shareholders of Buyer and, (ii) approved this Agreement and the Transactions.

Section 4.05 Buyer Shares. As of the Closing the Shares to be issued to the Seller will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable Laws and the Buyer Organizational Documents. Upon consummation of the Transactions, the Seller shall own all of the Shares issued to it hereunder, free and clear of all Encumbrances.

Section 4.06 Governmental Authorization. Other than as specifically set forth herein, neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 4.07 Buyer Organizational Documents. Buyer has delivered or made available to the Buyer prior to the Effective Date complete and correct copies of the Buyer Organizational Documents. The Buyer Organizational Documents are in full force and effect and Buyer is not in violation of any of the provisions of the Buyer Organizational Documents. Buyer has not taken any action that is inconsistent in any material respects with any resolution adopted by Buyer’s shareholders, the Board of Directors of Buyer (the “Buyer Board”) or any committee thereof.

Section 4.08 Compliance. The Buyer is not (a) in default under, and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer under, nor has the Buyer received notice of a claim that they are in default under, any loan agreement or any other agreement or instrument to which it is a party, (b) in violation of any judgment, decree or order of any state or local court, arbitrator or other governmental authority or

(c) in violation of any national, state or local Law, statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

Section 4.09 No Integrated Offering. Assuming the accuracy of the representations and warranties of the Seller set forth in Article III, neither Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offer or sale of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Shares pursuant to this Agreement to be integrated with prior offerings by Buyer for purposes of the Securities Act such that the issuance of the Shares pursuant to this Agreement would be required to be registered under the Securities Act, or such that the issuance of the Shares pursuant to this Agreement would violate any applicable Law.

Section 4.10 Foreign Corrupt Practices. None of Buyer nor any agent or other Person acting on behalf of, Buyer, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Buyer (or made by any Person acting on its behalf) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.11 Money Laundering. Buyer is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 4.12 Illegal or Unauthorized Payments; Political Contributions. None of Buyer nor any of the officers, directors, employees, agents or other representatives of Buyer nor any other business entity or enterprise with which Buyer is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Buyer.

Section 4.13 Investment Company. Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.14 No Disqualification Events. None of Buyer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Buyer or any of its subsidiaries nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Buyer in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Buyer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 4.15 Buyer Capitalization.

(a)

Buyer has an unlimited number of authorized Common Shares, of which a number of shares as set forth in the Buyer Regulatory Filings are issued and outstanding; (ii) an unlimited number of preferred shares, of which no shares are issued or outstanding; (iii) other than as set forth in the Buyer Regulatory Filings, no issued and outstanding warrants to purchase Common Shares and no issued and outstanding options to purchase Common Shares (all such items, collectively, the “Buyer Securities”).

(b)

Other than as set forth in the Buyer Regulatory Filings, there are no outstanding instruments, whether promissory notes or otherwise which are convertible into or exchangeable for any Buyer Securities.

(c)

Other than as set forth in the Buyer Regulatory Filings, there are no obligations of the Buyer to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Buyer Securities and no other obligations by the Buyer or any of the Buyer Subsidiaries to make any payments based on the price or value of any Buyer Securities. Neither the Buyer nor any of the Buyer Subsidiaries is a party to any Contract which obligates the Buyer or any Buyer Subsidiary to repurchase, redeem or otherwise acquire any Buyer Securities.

(d)

Neither the Buyer nor any Buyer Subsidiary is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Buyer or any Buyer Subsidiary.

(e)

Buyer has delivered to the Company a schedule setting forth: (i) the exercise price per share and the number of Common Shares subject to each option of Buyer as of the Effective Date, (ii) the exercise price per share and the number of Common Shares subject to each warrant of Buyer as the Effective Date, (iii) the number of Common Shares outstanding as of the Effective Date on a fully diluted basis, and (iv) as applicable, with respect to each holder of Common Shares issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation §1.6045- 1(a)(15), the cost basis and date of issuance of such shares or securities which is true, complete and accurate in all respects as of the Effective Date.

Section 4.16 Buyer Regulatory Filings.

(a)

As of their respective dates, or, if amended, as of the date of the last such amendment (excluding any amendments made after the date of this Agreement), the Buyer Regulatory Filings complied in all material respects with the requirements of the Securities Act and all other applicable Laws, rules and regulations, including those of the Canadian Securities Exchange, and none of the Buyer Regulatory Filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Buyer has made available to Seller all material correspondence between any Governmental Authority on the one hand, and Buyer and any of the Buyer Subsidiaries, on the other hand.

(b)

The consolidated financial statements (including all related notes and schedules) of Buyer included in Buyer Regulatory Filings fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in each case in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

(c)

Since November 1, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Buyer, the Buyer Board or any committee thereof. Since November 1, 2020, neither Buyer nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Buyer, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer or (iii) any claim or allegation regarding any of the foregoing.

Section 4.17 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Buyer in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

ARTICLE V. Conditions to the closing

Section 5.01 Conditions to the Obligations of Both Parties. The obligations of each Party to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions.

(d)	The Buyer shall have received any required approvals of the Canadian Securities Exchange for this Agreement and the Transactions and such approvals shall be valid and in effect as of the Closing Date.

(e)	The shareholders of Buyer shall have approved this Agreement and the Transactions and such approvals shall be valid and in effect as of the Closing Date.

(f)	The Board of Directors of Buyer shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

(g)	The Board of Directors of Seller shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

Section 5.02 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the Closing are subject to the satisfaction (or waiver by the Seller), at or before the Closing Date, of the following conditions:

(a)

The representations and warranties made by the Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.05 and Section 4.15, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)	Buyer shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;

(c)

Buyer shall have delivered to the Seller an updated schedule as referenced in Section 4.15(e) setting forth the information as set forth in Section 4.15(e) as of the Closing Date (i.e., with any references in Section 4.15(e) to the “Effective Date” being a reference to the “Closing Date”), and the Seller shall have approved of such updated schedule in its sole discretion; and

(d)	There shall not have occurred a Material Adverse Effect between the Effective Date and the Closing Date.

Section 5.03 Condition to the Obligations of the Buyer. The obligations of the Buyer to consummate the Closing are subject to the satisfaction (or waiver by Buyer), at or before the Closing Date, of the following conditions:

(a)

The representations and warranties made by the Seller in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, and the representations and warranties in Section 3.01, Section 3.02 and Section 3.03, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement; and

(b)	The Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

ARTICLE VI.         Additional Covenants of the Parties

Section 6.01 Cooperation. The Parties agree to cooperate with each other in order to obtain any required third party consents or approvals of Governmental Authorities to this Agreement and the Transactions. Any costs expended by the Seller in connection with any actions taken by the Seller at the request of the Buyer in connection with obtaining the approval and consents as referenced in Section 5.01(d) and Section 5.01(e) shall be paid by Buyer or reimbursed by Buyer to Seller, as applicable.

Section 6.02 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify the other Party of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any Governmental Authority or regulatory agency or authority in connection with the Transactions; and

(c)

any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.03 Operation of Buyer’s Business.

(a)

Except as expressly permitted by this Agreement, as required by applicable Law or unless the Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the Effective Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Closing Date (the “Pre-Closing Period”), Buyer shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws.

(b)

Except (i) as expressly permitted or contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Buyer shall not:

(i)

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii)

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Buyer; (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Buyer;

(iii)

amend any of the Buyer Organizational Document, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Transactions;

(iv)	(A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) incur or guarantee any debt securities of others;

(v)

other than as required by applicable Law: (A) adopt, terminate, establish or enter into any Benefit Plan; (B) cause or permit any Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire, terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $125,000 per year;

(vi)	recognize any labor union, labor organization, or similar Person;

(vii)	enter into any material transaction other than in the Ordinary Course of Business;

(viii)

acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)

make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any accounting method in respect of Taxes;

(x)	other than as required by Law, take any action to change accounting policies or procedures; or

(xi)	agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give the Seller, directly or indirectly, the right to control or direct the operations of Buyer prior to the Closing Date. Prior to the Closing Date, Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.04 Operation of the Seller’s Business.

(a)

Except as expressly permitted by this Agreement, as required by applicable Law or unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Seller shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws.

(b)	Except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law or

(iii)

with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Seller shall not do any of the following:

(i)	amend any of the Buyer Organizational Documents;

(ii)	effect or be a party to any merger, consolidation, share exchange, business combination or sale which would reasonably be expected to transfer the Patent to any other Person; or

(iii)	agree, resolve or commit to do any of the foregoing.

(c)

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Seller prior to the Closing Date. Prior to the Closing Date, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

ARTICLE VII.         TERMINATION; SURVIVAL

Section 7.01 Termination.

(a)	This Agreement may be terminated on or prior to the Closing Date: By the mutual written consent of both Parties;

(b)

By the Seller (i) if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Seller, which waiver the Seller may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Seller may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Seller; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or cured by the Buyer, as applicable, within five (5) Business Days after receipt by the Buyer of written notice thereof from the Seller or is not reasonably capable of being cured prior to the Termination Date;

(c)

By the Buyer (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by the Buyer, which waiver the Buyer may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Buyer may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Buyer; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Seller, as applicable, within five (5) Business Days after receipt by the Seller of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(d)

By either Party, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable; or

(e)	By Seller if there shall have occurred a Material Adverse Effect between the Effective Date and the Closing Date, as determined by Seller in its sole discretion.

Section 7.02 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Seller has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(b), the Seller may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.15; and (ii) if the Buyer has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(c), the Buyer may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.15.

Section 7.03 Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.03 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE VIII.         INDEMNIFICATION

Section 8.01 Indemnification of Buyer. Provided that the Closing occurs, Seller hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Buyer, any Buyer Subsidiary, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Buyer Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Buyer Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Seller contained herein or in any of the Transaction Documents; and (ii) the ownership, and operation of the Patent prior to the transfer of the Patent on the Closing Date, including due to any Actions by any third parties with respect to the Patent for any period prior to the Closing Date.

Section 8.02 Indemnification of Seller. Provided that the Closing occurs, the Buyer hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Seller, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with (1) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Buyer contained herein or in any of the Transaction Documents; (2) and the ownership, and operation of the Patent following the transfer of the Patent on the Closing Date, including due to any Actions by any third parties with respect to the Patent for any period on or following the Closing Date.

Section 8.03 Indemnification Procedures. The Person making a claim under this is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

Section 8.04 Procedure. The following shall apply with respect to all indemnification claims pursuant to this Article VIII:

(a)

Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)

Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnifying Party has not assumed the defense pursuant to this Section 8.04(a) and this Section 8.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)

Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.05 Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.06 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.07 Time Limit. The obligations of the Seller and the Buyer under this Article VIII shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.08 Limitations.

(a)

Notwithstanding anything to the contrary in this Article VIII, neither Party shall be obligated to indemnify any Persons for any Losses in excess of $7,440,000 (the “Cap”). For the avoidance of doubt, Cap shall apply (i) as to all of the Buyer Indemnified Parties collectively, and the Seller shall not be subject to the Cap with respect to each individual Buyer Indemnified Party; and (ii) as to all of the Seller Indemnified Parties collectively, and the Buyer shall not be obligated to satisfy the Cap, with respect to each individual Seller Indemnified Party.

(b)

EXCEPT IN THE EVENT OF BREACH OF ANY OF THE PRIMARY WARRANTIES BY THE SELLER OR THE SELLER’S INTENTIONAL MISREPRESENTATION, THE SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN Section 2.01(b) OF THIS AGREEMENT. THE BUYER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN Section 2.01(b) OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH HEREIN WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT

Section 8.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

ARTICLE IX.         MISCELLANEOUS

Section 9.01 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of British Columbia, without giving effect to the principles of conflicts of law thereunder, provided that the assignment of the Patent shall be governed by the Federal Laws of the United States. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the courts located in Ontario, Canada. By execution and delivery of this Agreement, each Party irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 9.02 Waiver of Jury Trial.

(a)

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.02(a).

(b)

Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.03 Notices.

(a)

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Seller:

CEN Biotech Inc.

Attn: Brian Payne

300-3295 Quality Way

Windsor, Ontario

Canada N8T 3R9

Email: brian@cenbiotechinc.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to the Buyer:

Emergence Global Enterprises Inc.

Attn: Joseph Byrne

14 Centre St, Essex

ON N8M 1N9, Canada

Email: joe@emergenceglobalinc.com

With a copy, which shall not constitute notice, to:

Buttonwood Law Corporation

Suite 1510-789 West Pender Street

Vancouver, B.C., V6C 1H2

Email: mouane@buttonwoodlaw.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)

Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.04 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.05 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, including the Canadian Securities Exchange, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties.

Section 9.06 Third Party Beneficiaries. This contract is strictly between the Buyer and the Seller and, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.07 Expenses. Subject to Section 9.04, except as specifically set forth herein, whether or not the Closing occurs, each of the Buyer and the Seller will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the transactions contemplated herein.

Section 9.08 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.09 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years, except with respect to (i) an indemnification claim asserted in accordance with the provisions of Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 9.10 Amendment; Waiver; Remedies.

(a)

This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties.

(b)

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)

Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)

Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 9.11 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.12 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.13 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 9.14 Further Assurances. At and following the Closing, each Party shall execute and deliver such documents and take such actions as may reasonably be requested by any other Party hereto in order to effectuate the Transactions.

Section 9.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement of the other Transaction Documents were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof or of the other Transaction Documents and to enforce specifically the terms and provisions hereof or of the other Transaction Documents, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

CEN Biotech Inc.

By:         /s/ Brian S. Payne

Name: Brian S. Payne

Title: Chief Executive Officer

Emergence Global Enterprises Inc.

By:         /s/ Joseph A. Byrne

Name: Joseph A. Byrne

Title: Chief Executive Officer

Exhibit A

Patent Assignment Agreement

(Attached)